Exhibit 99.1

DURECT Corporation Appoints Dr. Terrence F. Blaschke to its Board of Directors

CUPERTINO, CA, December 18, 2006 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) today announced that Terrence F. Blaschke, M.D. has joined its Board of Directors. Dr. Blaschke has served on the faculty of Stanford University for over 30 years and is Professor of Medicine and Molecular Pharmacology (Active Emeritus) at the Stanford University School of Medicine. During the course of his career, Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a Board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies that successfully developed products (including CONCERTA®, DITROPAN XL® and Viadur®) that played a substantial role in ALZA’s maturation into a specialty pharmaceutical company prior to its acquisition by Johnson & Johnson. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee.

“Dr. Blaschke is a physician with extensive experience in pharmacology as it impacts on product performance and drug development, garnered both within Stanford and through his advisory work with a number of leading pharmaceutical companies and the FDA,” said Dr. Felix Theeuwes, DURECT’s Chairman and Chief Science Officer. “We look forward to the additional perspective he will bring to our Board of Directors as we continually assess how to prioritize our drug development opportunities and as we embark on our goal to transform into a specialty pharmaceutical company.”

“DURECT’s five drug delivery technologies have wide potential applicability to a very large number of drug development situations and I look forward to assisting management and the Board of Directors in determining from a science and business perspective how these opportunities should be prioritized and exploited,” said Dr. Blaschke.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s potential product development opportunities and goal to transform into a specialty pharmaceutical company are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to develop, manufacture, obtain regulatory approval for and commercialize its product candidates, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of its product candidates. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com